Exhibit 99(b)(3)

GUARANTY BANK
AND TRUST COMPANY





--------------------------------------------------------------------------------
                                January 26, 2001





Mr. Charles G. Masters
3400 82nd Way North
St. Petersburg, FL 33710

Dear Mr. Masters:

As we discussed today, the new terms and conditions of the financial transactions of the "Merger" have changed as indicated by the attached letter dated January 26, 2001.

We are willing to cooperate with these new conditions.

We further agreed that our initial loan pricing was based on the original terms and conditions.

Therefore, we agree by our signatures below that the original loan fee was $4,000 and the closing was set for January 31, 2001, with $9,000,000 to be deposited here on January 26, 2001. For every business after January 26, 2001, the loan fee will be increased by $1,000 per day until the "Merger" is closed.

This fee will have a cap of $10,000, payable on day of closing.

Therefore, if the "Merger" closes on January 31, 2001, the total fee would then be $7,000. This is the original $4,000 plus three business days at $1,000 per day.

If this is your understanding please sign below and return the original after you fax a copy to me at 303-804-5510.

Thank you for your cooperation, it's a pleasure working with you.

                              Sincerely,



                              /s/ Jack L. Moore
                              -------------------------
                              Jack L. Moore,
                              Senior Vice President
AGREED:

/s/ Jack L. Moore                     /s/ Charles G. Masters
------------------------------        ------------------------------
Jack L. Moore                         Charles G. Masters

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

1631 17TH ST.       CHERRY CREEK BRANCH    DTC BRANCH             GATEWAY PARK BRANCH
P.O. BOX 5847       3301 E. 1ST AVE.       5448 DTC PARKWAY       ONE GATEWAY CENTRE STE. 193
DENVER, CO 80217    P.O. BOX 6052          PENTHOUSE ONE          3950 LEWISTON ST
TEL 303-296-9800    DENVER, CO 60206       ENGLEWOOD, CO 80111    AURORA, CO 80011
FAX 303-298-0228    TEL 303-296-9800       TEL 303-296-9800       TEL 303-296-9800

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